Exhibit 10.1

Agreement and Plan of Merger

among

Meridian Bioscience, Inc.

and

Mariner Merger Sub, Inc.

and

Magellan Biosciences, Inc.

and

Ampersand 2006 Limited Partnership

as the Stockholder Representative

dated as of

March 24, 2016

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 24, 2016 is entered into among MERIDIAN BIOSCIENCE, INC., an Ohio corporation (“Parent”), MARINER MERGER SUB, INC., a Delaware corporation (“Merger Sub”), MAGELLAN BIOSCIENCES, INC., a Delaware corporation (“Company”), and AMPERSAND 2006 LIMITED PARTNERSHIP, a Delaware limited partnership, solely in its capacity as Stockholder Representative for the purposes of Section 2.16, Section 2.18, Section 6.04, Section 6.06, Section 6.07, Section 6.13, Section 6.14, Section 8.05 and Section 9.01 (“Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, a portion of the cash otherwise payable by Parent to each of the holders of Series A Preferred Stock and the Warrant Holders (the “Indemnifying Holders”) of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, order, Governmental Order, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Tax Savings” has the meaning set forth in Section 6.13(c).

“Actual Fraud” means an inaccurate representation or warranty contained in this Agreement if, at the time such representation or warranty was made, the party making such representation or warranty (a) had Knowledge of the inaccuracy or breach of such representation or warranty and failed to notify the other party or parties or otherwise correct such inaccuracy or cure the breach; and (b) failed to notify the other party of such inaccuracy with the specific intention to induce the other party or parties to enter into (or not to dissuade the other party or parties from entering into) this Agreement and consummate the transactions contemplated by this Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Charge Amount” means Three Hundred Thousand Dollars ($300,000).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement and Key Employment Agreements.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Baseline Number” means (a) the aggregate number of shares of Series A Preferred Stock plus (b) the aggregate number of shares of Series A Preferred Stock issuable upon the exercise of the Warrants immediately prior to the Effective Time.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash and Cash Equivalents” shall mean cash on hand, checks, money orders, marketable securities, short-term instruments and other cash equivalents of the Company and its Subsidiaries (excluding any such assets constituting Unclaimed Property held by the Company), determined in accordance with the sample calculations set forth on Schedule 1.1(x) of the Disclosure Schedules and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and the Balance Sheet, as if such accounts were being prepared and audited as of a fiscal year end (with all year-end adjustments and accruals fully reflected).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.12(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Adjustment” has the meaning set forth in Section 2.18(a)(ii).

“Closing Cash” shall have the meaning set forth in the definition of “Closing Cash Certificate”.

“Closing Cash Certificate” means a certificate executed by the President of the Company certifying on behalf of the Company the amount of Cash and Cash Equivalents” as of the open of business on the Closing Date (the “Closing Cash”).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness” shall have the meaning set forth in the definition of “Closing Indebtedness Certificate”.

“Closing Indebtedness Certificate” means a certificate executed by the President of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date (the “Closing Indebtedness”) and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means the Purchase Price, plus (a) the Estimated Closing Adjustment (which, for the avoidance of doubt, may be a positive or negative number), (b) the aggregate exercise prices of all Warrants, and (c) the Estimated Closing Cash, minus (u) the Transaction Bonus Amount (v) the Indemnification Escrow Amount, (w) the Purchase Price Adjustment Escrow Amount, (x) the Stockholder Representative Expense Amount, (y) the Estimated Closing Indebtedness, and (z) the Estimated Closing Transaction Expenses.

“Closing Transaction Expenses” shall have the meaning set forth in the definition of “Closing Transactions Expenses Certificate”.

“Closing Transaction Expenses Certificate” means a certificate executed by the President of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (the “Closing Transaction Expenses”) (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date. Section 1.1(x) of the Disclosure Schedules sets forth an illustrative calculation of Closing Working Capital as of March 24, 2016. For the avoidance of doubt, liabilities related to Unclaimed Property Laws or Unfiled State Tax Returns shall not be included in the calculation of Closing Working Capital.

“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within the United States Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Equityholders” means collectively, Stockholders, Optionholders, Warrant Holders and holders of other securities or rights convertible into shares of Company Stock.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use under license or otherwise by the Target Company Group.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any member of the Target Company Group is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Preferred Stock” means the Series A Preferred Stock and the Redeemable Junior Preferred Stock.

“Company Stock” means Company Preferred Stock and Company Common Stock.

“Consideration Spreadsheet” has the meaning set forth in Section 2.19(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including without limitation, Government Contracts.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) deferred Tax assets, (b) Unclaimed Property, (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates and (d) cash and cash equivalents, determined, with respect to all of the foregoing, in accordance with the sample calculations set forth on Schedule 1.1(x) of the Disclosure Schedules and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and the Balance Sheet, as if such accounts were being prepared and audited as of a fiscal year end (with all year-end adjustments and accruals fully reflected).

“Current Liabilities” means accounts payable and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (b) Tax liabilities, (c) Transaction Expenses and (d) the current portion of any Indebtedness of the Company, determined, with respect to all of the foregoing, in accordance with the sample calculations set forth on Schedule 1.1(x) of the Disclosure Schedules and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end (with all year-end adjustments and accruals fully reflected).

“D&O Indemnified Party” has the meaning set forth in Section 5.03(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.03(b).

“D&O Tail Policy” has the meaning set forth in Section 5.03(c).

“DEA” has the meaning set forth in Section 3.23(a).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.18(d)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action or Governmental Order, lien, by or from any Person alleging liability or noncompliance of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, Environmental Permits, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§

11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation, deficiency, or infraction, or other written notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Funds” has the meaning set forth in Section 2.13(b).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.18(a)(ii).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.18(a)(i).

“Estimated Closing Cash” has the meaning set forth in Section 2.18(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.18(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.18(a)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.18(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.18(a)(i).

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“GAAP” means United States generally accepted accounting principles in effect from time to time consistently and appropriately applied in accordance with the Company’s past practice.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, agreement, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound or mixture, whether solid, liquid, gas or combination thereof, in each case defined, listed or identified as a hazardous waste or substance, acutely hazardous waste or substance, toxic substance or material, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products and any constituents thereof, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, dioxins, furans, radioactive material or waste, mixed (radioactive and hazardous) waste, special waste, infectious waste, pesticides, and polychlorinated biphenyls.

“Healthcare Regulatory Authority” means CMS, FDA, federally recognized but privately operating accrediting organizations, or any other federal, state, local or foreign Governmental Authority, including such entities that are concerned with or regulate public health care programs.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certificates, licenses and permits granted by any Regulatory Authority, including participation agreements with governmental third-party payors, including by way of example, Medicare, Medicare Advantage, Medicaid, Tricare, FEHBP and any “federal health care program,” as that term is defined in Social Security Act § 112B(f).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f), (h) the Agreed Charge Amount and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means Six Hundred Twenty-Five Thousand Dollars ($625,000).

“Indemnification Escrow Fund” has the meaning set forth in Section 2.13(a).

“Indemnifying Holders” has the meaning set forth in the Recitals.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.18(d)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and assets, and all rights, interests and protections that are associated with or required for the exercise of any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Key Employees” means Amy Winslow, Janine LeBlanc, Hossein Maleknia, Norman Sheppard and Jennifer Zonderman.

“Key Employment Agreements” means employment agreements between Parent and each of the Key Employees in a form mutually agreeable to Parent and each Key Employee.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Amy Winslow, Hossein Maleknia, Janine LeBlanc, Norman Sheppard and Peter Glick, after due inquiry. For this purpose, “due inquiry” shall include, but shall not be limited to, with respect to each such Person, (i) reasonable review of files and other information in his or her possession, custody or control or of which such Person is reasonably aware, and (ii) inquiry of such Person’s direct reports who have responsibilities pertinent to such inquiry and reasonable access to information in the possession, custody or control of the Company and responsive thereto.

“Law” means any statute, law, ordinance, regulation, rule, code, order, Permits, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.12(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, obligations, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special, indirect or punitive, diminution in value, lost profits, damages based on multiples or otherwise not actual damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Loss Tax Benefit” has the meaning set forth in Section 8.04(e).

“Majority Holder” has the meaning set forth in Section 9.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material disproportionate effect on the Company or its Subsidiaries compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Medicare” means the federal health insurance program administered by CMS pursuant to titles II, XI and XVIII of the Social Security Act, and includes Medicare Advantage as set forth in 42 C.F.R. pt. 422.

“Medicaid” means the federal-state health program for the categorically and medically needy administered by the states pursuant to state plans with CMS pursuant to titles XI and XIX of the Social Security Act.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds, the Stockholder Representative Expense Fund and the Post-Closing Adjustment (if any) that the holders of Series A Preferred Stock and the Warrant Holders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“OIG” means the office within the United States Department of Health and Human Services charged with, among other things, combating fraud, waste and abuse in federal health care programs.

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Parent” has the meaning set forth in the preamble.

“Permits” means all material permits (including Environmental Permits), licenses, franchises, approvals, authorizations, registrations, certificates, renewal applications, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.18(c).

“Post-Closing Balance Sheet” has the meaning set forth in Section 2.18(b)(i).

“Post-Closing Cash” has the meaning set forth in Section 2.18(b)(i).

“Post-Closing Indebtedness” has the meaning set forth in Section 2.18(b)(i).

“Post-Closing Statement” has the meaning set forth in Section 2.18(b)(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Post-Closing Transaction Expenses” has the meaning set forth in Section 2.18(b)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Indemnifying Holder, such Person’s pro rata share, determined by dividing (a) (i) the number of shares of Series A Preferred Stock owned of record by such Indemnifying Holder as of immediately prior to the Effective Time, plus (ii) the number of shares of Series A Preferred Stock issuable upon the exercise of the Warrants held by such Indemnifying Holder as of immediately prior to the Effective Time by (b) the Baseline Number.

“Purchase Price” means Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000).

“Purchase Price Adjustment Escrow Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.13(a)(ii).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be obtained by Parent, with terms that are reasonably satisfactory to each of Parent and the Stockholder Representative with respect to the obligations under this Agreement (including, without limitation, coverage for any breach by the Company of the representations and warranties set forth in Section 3.12 (Intellectual Property) and Section 3.19 (Environmental Matters)) with an aggregate coverage amount of $6,250,000, a deductible equal to the Indemnification Escrow Amount, and a policy expiration of not less than thirty (30) days following the applicable survival periods set forth in Section 8.01.

“R&W Insurance Premium” means the amount required to be paid to insurers in connection with the placement of the R&W Insurance Policy (including, but not limited to, amounts paid to the insurer at inception of such policy in respect of costs incurred by the insurer in respect of premium payments, diligence and other fees, expenses and Taxes of the insurer related thereto) in an aggregate amount equal to Two Hundred Eighty Thousand Dollars ($280,000)

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Redeemable Junior Preferred Stock” means Company’s Redeemable Junior Preferred Stock, par value $0.01 per share.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Materials).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.18(d)(ii).

“Review Period” has the meaning set forth in Section 2.18(d)(i).

“Sale Participation Program” means the Company and Magellan Diagnostics, Inc. Second Amended and Restated Sale Participation Program.

“Series A Liquidation Preference Amount” means, $0.8963.

“Series A Preferred Stock” means Company’s Series A Preferred Stock, par value $0.01 per share.

“Shares” has the meaning set forth in Section 2.08(a).

“Statement of Objections” has the meaning set forth in Section 2.18(d)(ii).

“Stock Option Plan” means the Amended and Restated 2004 Incentive Stock Plan of the Company.

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Notice” has the meaning set forth in Section 5.01(b).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Amount” means Seven Hundred Fifty Thousand Dollars ($750,000).

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.13(b).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Company Group” means the Company and each of its Subsidiaries.

“Target Working Capital” has the meaning set forth in Section 2.18(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Bonus Amount” means the aggregate amount listed on Schedule 1.1(y) of the Disclosure Schedules under the heading being paid to the participants of the Sale Participation Program as a result of the transaction contemplated by this Agreement.

“Transaction Deductions” has the meaning set forth in Section 6.13(c).

“Transaction Expenses” means all fees and expenses incurred by the Company or any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the

Merger and the other transactions contemplated hereby and thereby, including (i) any unpaid costs of the D&O Tail Policy referenced in Section 5.03(c), (ii) fifty percent (50%) of the R&W Insurance Premium, (iii) 50% of the fees of the Escrow Agent and (iv) any severance obligations listed on Schedule 1.1(z).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Unclaimed Property” means any assets of a third-party held by the Company subject to any Unclaimed Property Law.

“Unclaimed Property Law” means all federal, state, local, foreign or other laws related to abandoned or unclaimed property.

“Unfiled State Tax Returns” means income and sales Tax Returns in any state where the Company has not, for any Pre-Closing Tax Period, filed such Tax Returns or paid income or sales Tax.

“Union” has the meaning set forth in Section 3.21(b).

“Warrant Holder” means a holder of one or more Warrants.

“Warrants” means warrants issued by Company to purchase Series A Preferred Stock pursuant to that Preferred Stock Purchase Warrant of the Company, as amended.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and state, “mini-WARN” and other plant closing laws.

“Written Consent” has the meaning set forth in Section 5.01(a).

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Cincinnati time, on the date of execution of this Agreement, provided that all of the conditions to Closing set forth in Article VII have been satisfied or waived, at the offices of Keating Muething & Klekamp PLL, Suite 1400, One East Fourth Street, Cincinnati, Ohio 45202, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the Escrow Agreement duly executed by Stockholder Representative;

(ii) resignations of the directors and officers of the Company pursuant to Section 5.02;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vi) at least three (3) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(vii) at least three (3) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(viii) at least three (3) Business Days prior to the Closing, the Closing Cash Certificate;

(ix) the Estimated Closing Statement contemplated in Section 2.18(a);

(x) the Consideration Spreadsheet contemplated in Section 2.19;

(xi) the FIRPTA Statement; and

(xii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Parent shall deliver, or shall cause to be delivered, to the Company (or such other Person as may be specified herein) the following:

(i) the Escrow Agreement duly executed by Parent;

(ii) payment to the Indemnifying Holders by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Series A Preferred Stock (in accordance with the Company’s Charter Documents);

(iii) payment to the Warrant Holders by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.10 in exchange for Warrants held by the Warrant Holders;

(iv) payment to the Company or its designated payroll service provider by wire transfer of immediately available funds an amount equal to the Transaction Bonus Amount payable to the individuals and in the amounts set forth on Schedule 1.1(y) of the Disclosure Schedules, pursuant to the Sale Participation Program;

(v) payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount;

(vi) payment to an account designated by the Stockholder Representative by wire transfer of immediately available funds the Stockholder Representative Expense Amount as set forth in Section 2.13;

(vii) payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(viii) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(ix) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(xi) copies of the Key Employment Agreements duly executed by Parent; and

(xii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall, by operation of law, vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall, by operation of law, become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) immediately following the Effective Time, the board of directors of the Surviving Corporation shall adopt by-laws of the Surviving Corporation that conform to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws, provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08 Effect of the Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Cancellation of Certain Company Stock. Shares of Company Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be cancelled for no consideration as a result of the fact that the aggregate Series A Liquidation Preference Amount being an amount greater than the Merger Consideration and therefore, such holders will receive no Merger Consideration in their capacity as Company Equityholders with respect to the Company Common Stock.

(c) Conversion of Company Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Series A Preferred Stock Liquidation Preference Amount, in cash, without interest, together with any amounts that may become payable in respect of such Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement, together with any amounts that may become payable in respect of such Share in the future from the Stockholder Representative Expense Fund as provided in this Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. Each Share of Redeemable Junior Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be cancelled and there will be for no consideration as a result of the fact that the aggregate Series A Liquidation Preference Amount being greater than the Merger Consideration and therefore, such holders will receive no Merger Consideration in their capacity as Company Equityholders with respect to the Redeemable Junior Preferred Stock.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09 Treatment of Options and Corporate Actions.

(a) The Company shall take all necessary steps as may be required to effect the cancellation without consideration, as of immediately prior to the Effective Time, of all Options outstanding immediately prior to the Effective Time, including, without limitation, seeking all necessary approvals and providing any notice required under the terms of the Stock Option Plan and/or the applicable agreement. Upon cancellation of the Options, such Options shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person, or the right to receive any other consideration.

(b) At or prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09(a) and (ii) cause the Stock Option Plan to terminate at or prior to the Effective Time.

Section 2.10 Treatment of Warrants. At the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Warrant Holder or any other Person, cancelled and each Warrant Holder shall cease to have any rights with respect thereto other than the right to receive, with respect to each share of Series A issued or issuable of each Warrant an amount in cash, without interest, equal to the Series A Liquidation Preference Amount less the exercise price of such Warrant. After the Effective Time, each Warrant Holder shall only be entitled to the payments described in this Section 2.10.

Section 2.11 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.12 Surrender and Payment.

(a) At the Effective Time, all Shares, Options and Warrants outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of an Option or Warrant shall cease to have any rights as a stockholder of the Company or a holder of Options or Warrants.

(b) In exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(c), each holder of Series A Preferred Stock shall deliver a letter of transmittal in substantially the form attached as Exhibit B (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates. Parent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Parent may reasonably require in connection therewith, pay to the holder of such Certificate a cash amount as provided in Section 2.08(c) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Series A Preferred Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Parent, it shall be cancelled and exchanged as provided in this Section 2.12. Notwithstanding the foregoing, Parent shall make payments of the Merger Consideration to each holder of Series A Preferred Stock by wire transfer at the Closing to the extent that such holder of Series A Preferred Stock complies with the delivery requirements in this Section 2.12(c) at least one (1) Business Day prior to the date hereof and shall ensure that such payments are made at the Closing.

(c) In exchange for the applicable portion of the Series A Liquidation Preference Amount pursuant to Section 2.10 each Warrant Holder shall deliver a warrant termination agreement substantially in the form attached as Exhibit C (a “Warrant Termination Agreement”) and instructions for completing, executing and returning such Warrant Termination Agreement. Parent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of an Warrant Termination Agreement duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Parent may reasonably require in connection therewith, pay to such Warrant Holder a cash amount as provided in Section 2.10 with respect to the Warrant in respect of which the Warrant Termination Agreement was delivered. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Warrant Cancellation Agreement. Notwithstanding the foregoing, Parent shall make payments of the Series A Liquidation Preference Amount to each Warrant Holder by wire transfer at the Closing to the extent that such Warrant Holder complies with the delivery requirements in this Section 2.12(d) at least one (1) Business Day prior to the date hereof and shall ensure that such payments are made at the Closing.

(d) Subject to this Section 2.12, each Indemnifying Holder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate and Warrants from the Escrow Funds as provided in this Agreement and the Escrow Agreement, the Stockholder Representative Expense Fund as provided in this Agreement and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Company Equityholders on the Merger Consideration.

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate and Warrant is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not payable.

(f) Any portion of the Merger Consideration payable pursuant to this Section 2.12 that remains unclaimed by the Company Equityholders twelve (12) months after the Effective Time shall be returned to the Parent, upon written demand, and any such Company Equityholder who has not exchanged Certificates or Warrant Termination Agreements for the Merger Consideration in accordance with this Section 2.12 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Company Equityholder may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Company Equityholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.13 Escrow and Stockholder Representative Expense Funds.

(a) In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(i) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Indemnifying Holders set forth in this Agreement and the obligations pursuant to Section 6.03 and Section 8.06; and

(ii) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund and together, with the Indemnification Escrow Fund, the “Escrow Funds”), to be held for the purpose of securing the obligations of the Indemnifying Holders in Section 2.18(e); and

(b) Parent shall deposit or cause to be deposited with the Stockholder Representative the Stockholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom, the “Stockholder Representative Expense Fund”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time.

Section 2.14 No Further Ownership Rights in Company Stock, Warrants And Options. All Merger Consideration paid or payable upon the surrender of Certificates representing shares of Series A Preferred Stock, and all Merger Consideration paid or payable in respect of the Warrants, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Series A Preferred Stock formerly represented by such Certificate and Warrants, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.15 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.16 Withholding Rights. Each of the Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. Prior to withholding any Taxes from a payment with respect to any Warrant or any share of Series A Preferred Stock, the withholding agent shall consult in good faith with the Stockholder Representative for the purpose of obtaining any form or certification that could mitigate or eliminate such withholding. To the extent that amounts are so deducted and withheld by the Parent, Merger Sub or the Surviving Corporation, as the case may be, and are timely remitted to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.17 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.18 Working Capital Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) which shall contain (1) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Balance Sheet”), and (2) a detailed calculation of its good faith estimate of (A) the Closing Working Capital (the “Estimated Closing Working Capital”),(B) the Closing Cash (the “Estimated Closing Cash”), (C) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (D) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and a certificate of the President of the Company that the Estimated Closing Statement, the Estimated Closing Balance Sheet, the Estimated Closing Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses were prepared in accordance with the sample calculations set forth on Schedule 1.1(x) of the Disclosure Schedules and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and the Balance Sheet, as if such accounts were being prepared and audited as of a fiscal year end. In the event of any conflict among Schedule 1.1(x) of the Disclosure Schedules, the Balance Sheet and/or GAAP, the following shall control: (1) first, GAAP, (2) second, to the extent not inconsistent with GAAP, Schedule 1.1(x) of the Disclosure Schedules (3) third, to the extent not inconsistent with GAAP or Schedule 1.1(x) of the Disclosure Schedules, the Balance Sheet. In calculating any items on the Estimated Closing Statement (other than the Estimated Closing Transaction Expenses), such calculations shall not take into account (x) transactions contemplated by this Agreement or the financing thereof or (y) any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement.

(ii) The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,700,000 (the “Target Working Capital”).

(b) Parent Closing Statement.

(i) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “ Post-Closing Statement”), which shall contain (1) a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Post-Closing Balance Sheet”), (2) a detailed calculation of its good faith estimate of (A) the Closing Working Capital (the “Post-Closing Working Capital”), (B) the Closing Cash (the “Post-Closing Cash”), (C) the Closing Indebtedness (the “Post-Closing Indebtedness”) and (D) the Closing Transaction Expenses (the “Post-Closing Transaction Expenses”) and (3) a detailed calculation of the Post-Closing Adjustment (as defined below) and a certificate of the Chief Financial Officer of Parent that the Post-Closing Statement the Post-Closing Balance Sheet, the Post-Closing Working Capital, the Post-Closing Cash, the Post-Closing Indebtedness and the Post-Closing Transaction Expenses were prepared determined in accordance with the sample calculations set forth on Schedule 1.1(x) of the Disclosure Schedules and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and the Balance Sheet, as if such accounts were being prepared and audited as of a fiscal year end. In the event of any conflict among Schedule 1.1(x) of the Disclosure Schedules, the Balance Sheet and/or GAAP, the following shall control: (1) first, GAAP, (2) second, to the extent not inconsistent with GAAP, Schedule 1.1(x) of the Disclosure Schedules (3) third, to the extent not inconsistent with GAAP or Schedule 1.1(x) of the Disclosure Schedules, the Balance Sheet. In calculating any items on the Post-Closing Statement (other than the Post-Closing Transaction Expenses), such calculations shall not take into account (x) transactions contemplated by this Agreement or the financing thereof or (y) any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement.

(c) Post-Closing Adjustment.

(i) To the extent the Post-Closing Working Capital, as finally determined in accordance with Section 2.18(d), is (x) less than the Estimated Closing Working Capital, then the Parent shall be entitled to receive such deficiency in accordance with Section 2.18(e), or (y) greater than the Estimated Closing Working Capital, then the Indemnifying Holders shall be entitled to receive such excess in accordance with Section 2.18(e); provided, however, that no amounts shall be due pursuant to this Section 2.18(c)(i) unless the difference between the Post-Closing Working Capital and the Estimated Closing Working Capital is at least $100,000 (whether such amount is a negative or positive number).

(ii) To the extent the Post-Closing Cash, as finally determined in accordance with Section 2.18(d), is (x) less than the Estimated Closing Cash, then the Parent shall be entitled to receive such deficiency in accordance with Section 2.18(e), or (y) greater than the Estimated Closing Cash, then the Indemnifying Holders shall be entitled to receive such excess in accordance with Section 2.18(e).

(iii) To the extent the Post-Closing Indebtedness, as finally determined in accordance with Section 2.18(d), is (x) less than the Estimated Closing Indebtedness, then the Parent shall be entitled to receive such deficiency in accordance with Section 2.18(e), or (y) greater than the Estimated Closing Indebtedness, then the Indemnifying Holders shall be entitled to receive such excess in accordance with Section 2.18(e).

(iv) To the extent the Post-Closing Transaction Expenses, as finally determined in accordance with Section 2.18(d), is (x) less than the Estimated Closing Transaction Expenses, then the Parent shall be entitled to receive such deficiency in accordance with Section 2.18(e), or (y) greater than the Estimated Closing Transaction Expenses, then the Indemnifying Holders shall be entitled to receive such excess in accordance with Section 2.18(e).

Without duplication, all amounts owed pursuant to this Section 2.18(c) shall be aggregated, and the net amount (if any) owed by the Parent to the Indemnifying Holders on the one hand, or the Indemnifying Holders to the Parent (from the Escrow Funds), on other hand, shall be referred to as the “Post-Closing Adjustment.”

(d) Examination and Review.

(i) Examination. After receipt of the Post-Closing Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Stockholder Representative and its Representatives shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its Representatives to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Post-Closing Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii) Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to any aspect of the Post-Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Working Capital, Post-Closing Cash, Post-Closing Indebtedness , the Post-Closing Transaction Expenses and the Post-Closing Adjustment, as the case may be, reflected in the Post-Closing Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, Post-Closing Working Capital, Post-Closing Cash, Post-Closing Indebtedness , the Post-Closing Transaction Expenses and the Post-Closing Adjustment with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP, or, if Ernst & Young LLP is unable to serve, Parent and the Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Working Capital, Post-Closing Cash, Post-Closing Indebtedness, the Post-Closing Transaction Expenses and/or the Post-Closing Adjustment, as the case may be, and the Post-Closing Statement. Parent and the Stockholder Representative shall cooperate with the Independent

Accountant in all respects, including using commercially reasonable efforts to provide the Independent Accountant with all work papers and back-up materials used in preparation and review of their the Post-Closing Statement. The Independent Accountant shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Statement of Objections, and all determinations shall be based solely on the written presentations of Parent and the Stockholder Representative and their respective Representatives, and not by independent review or oral presentation. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively. In resolving any Disputed Amount, the Independent Accountant: (x) shall be bound: (1) first, GAAP, (2) second, to the extent not inconsistent with GAAP, Schedule 1.1(x) of the Disclosure Schedules (3) third, to the extent not inconsistent with GAAP or Schedule 1.1(x) of the Disclosure Schedules, the Balance Sheet. In calculating any items on the Post-Closing Statement (other than the Post-Closing Transaction Expenses), such calculations shall not take into account (x) transactions contemplated by this Agreement or the financing thereof or (y) any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement.

(iv) Fees of the Independent Accountant. Fifty (50%) percent of the fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Indemnifying Holders), on the one hand, and fifty (50%) percent of the fees and expenses of the Independent Account shall be paid by Parent, on the other hand. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(e) Payment of Post-Closing Adjustment.

(i) if the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, jointly deliver written instructions to the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, and (B) to the Indemnifying Holders, for distribution to the Indemnifying Holders in accordance with their Pro Rata Shares (and pursuant to the terms of the Escrow Agreement), such Indemnifying Holder’s aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund, If the Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Stockholder Representative and Parent shall jointly deliver written instructions to the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund).

(ii) if the Post-Closing Adjustment is a positive number, Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, (A) shall distribute to the Indemnifying Holders, in accordance with their Pro Rata Share, such holders of Series A Preferred Stock and Warrant Holder’s aggregate Pro Rata Share of the Post-Closing Adjustment and (B) the Stockholder Representative and Parent shall deliver written instructions to the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Indemnifying Holders, pursuant to the terms of the Escrow Agreement and in accordance with their Pro Rata Shares, such Indemnifying Holder’s aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund.

(f) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.18 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.19 Consideration Spreadsheet.

(a) At least three (3) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the President of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Stockholders and the number of Company Stock held by such Persons;

(ii) the names and addresses of all Warrant Holders, together with the number of shares of Series A Preferred Stock subject to Warrants held by such Warrant Holders;

(iii) detailed calculations of the Closing Merger Consideration;

(iv) for each Indemnifying Holder, such Indemnifying Holder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the (A) Closing Merger Consideration, (B); of the amount to be contributed to the Escrow Funds and (C) the Stockholder Representative Expense Fund.

Section 2.20 Sale Participation Plan. The Company shall take all necessary steps as may be required to terminate the Sale Participation Program.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered and lettered sections and subsections of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof. Any disclosure, qualification or exception made on any particular numbered section of the Disclosure Schedules shall also be deemed made on each other section of the Disclosure Schedules to the extent that such disclosure, qualification or exception is readily apparent on its face, without any independent knowledge thereof, to be responsive to such other section.

Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing: (i) 662/3rd of the holders of the Series A Preferred Stock (including the Required Holders (as defined in the Company’s Charter Documents) and (ii) a majority of the outstanding Shares (on an as-converted basis) (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders at the Company Stockholders Meeting.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 87,264,153 shares of Company Common Stock, of which 2,863,731 shares are issued and outstanding as of the date of this Agreement, (ii) 68,761,689 shares of Series A Preferred Stock, of which 63,917,941 are issued and outstanding as of the date of this Agreement, and (iii) 3,802,148 shares of Redeemable Junior Preferred Stock all of which are issued and outstanding as of the date of this Agreement. The respective rights, restrictions, privileges and preferences of Company Preferred Stock are as stated in the Company Charter Documents Each share of Company Preferred Stock is presently convertible into Company Common Stock on the basis set forth in the Company Charter Documents and the consummation of the transactions contemplated hereby will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock.

(b) Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, (ii) a list of all holders of outstanding Options, including the number of Shares subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires, and (iii) a list of all holders of outstanding Warrants, including the number of Shares subject to each such Warrant, the grant date, exercise price and vesting schedule for such Warrant, the extent to which such Warrant is vested and exercisable and the date on which such Warrant expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. The Company has heretofore provided or made available to Buyer (or Buyer’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c) Except for currently outstanding Options to purchase 8,890,105 shares of Company Common Stock which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, and a reservation of an additional 7,300,891 shares of Company Common Stock for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Stock are, and all shares which may be issued pursuant to the exercise of Options or Warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances other than those (x) created by the Company in respect thereof (y) imposed by applicable securities Laws or (z) arising pursuant to the Company’s Charter Documents. All issued and outstanding shares of Company Stock and Options were issued in compliance with applicable Law.

(e) No outstanding Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar plans, programs or rights or entitlements with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 Subsidiaries.

(a) Section 3.05(a)(i) of the Disclosure Schedules lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.05(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Encumbrances (x) imposed by applicable securities Laws or (y) arising pursuant to the charter documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b) Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.05(b) of the Disclosure Schedules sets forth each jurisdiction in which each Subsidiary is licensed or qualified to do business, and such Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements (including all notes and schedules thereto and all supplemental information) consisting of the balance sheet of the Company as at December 31, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial

Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Target Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Transaction Expenses or Closing Indebtedness.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.08 of the Disclosures Schedules and since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Target Company Group, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company or any Subsidiary;

(c) split, reverse split, combination or reclassification of any shares of the Company’s capital stock;

(d) issuance, sale or other disposition of any of the Company’s capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f) change in any method of accounting or accounting practice or principles of the Target Company Group, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in the Target Company Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to the property of the Company or any Subsidiary;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or any Subsidiary is a party or by which it is bound;

(o) any material capital expenditures of any of the Target Company Group;

(p) imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Target Company Group properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) material change in the terms of employment for any employee or any termination of any officers or key employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, except as required by written agreement;

(r) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(s) other than in the ordinary course of business consistent with past practices adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan (except as may be required by applicable Law) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s stockholders or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Target Company Group to make, change or rescind any material Tax election or amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Target Company Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”

(i) each Contract of the Target Company Group involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Target Company Group without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require the Target Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Target Company Group of any Person or the assumption of any Tax or environmental Liability;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Target Company Group is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target Company Group is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target Company Group;

(viii) all Contracts with any Governmental Authority to which the Target Company Group is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Target Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Target Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Target Company Group;

(xi) all collective bargaining agreements or Contracts with any Union to which the Target Company Group is a party; and

(xii) any other Contract that is material to the Target Company Group and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Target Company Group in accordance with its terms and is in full force and effect. None of the Target Company Group or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10 Title to Assets; Real Property.

(a) The Target Company Group has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. The Target Company Group does not own any Real Property. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) Encumbrances for Taxes or governmental charge not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii) Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(v) Encumbrances disclosed in the Financial Statements.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Target Company Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Target Company Group is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target Company Group. There are no Actions or Governmental Order pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or any business conducted thereon or interest therein, including but not limited to, condemnation or eminent domain proceedings.

Section 3.11 Condition of Assets . The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target Company Group are structurally sound, are in good operating condition and repair, have been operational and are operating in compliance with all Permits and Laws, in all material respects. and are adequate for the uses to which they are being put.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software but excluding commercially available off the shelf software licensed to the Company on a non-exclusive basis, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements other than licenses for commercially available off the shelf software licensed to the Company on a non-exclusive basis, and the Company has provided Parent with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is, to the Knowledge of the Company, valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Target Company Group nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use the Company Intellectual Property for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, in each case where such individual made material contributions to the Company Intellectual Property whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with examples of such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Knowledge of the Company the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13 Inventory. All inventory of the Target Company Group, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Target Company Group free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Company Group.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of the Target Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Target Company Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Target Company Group for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Target Company Group has not received any notice, and to the Knowledge of the Company, none of the Material Customers has ceased or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Target Company Group.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Target Company Group has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Target Company Group has not received any notice, and to the Knowledge of the Company, none of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Target Company Group or to otherwise terminate or materially reduce its relationship with the Target Company Group.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability and fiduciary liability insurance maintained by Target Company Group (collectively, the “Insurance Policies”) and complete copies of such Insurance Policies have been made available to Parent. Except for the reduction in the policy limits as a result of payment of losses thereunder, such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Target Company Group has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. As of the date hereof, all premiums due and payable under each Insurance Premium have been paid. All such Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Target Company Group is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Target Company Group is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Target Company Group affecting any of its Real Property, Intellectual Property, Permits, Contracts, or Current Assets; or (b) against or by the Target Company Group that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, any such Action.

(b) There are no outstanding Governmental Orders, Environmental Claim or Environmental Notice and no unsatisfied judgments, penalties or awards against or affecting the Target Company Group or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Target Company Group has complied, and is now complying with all Laws and Permits applicable to it or its business, properties or assets.

(b) As of the date hereof, all Permits required for the Target Company Group to conduct its business have been obtained by it and are valid and in full force and effect, and all renewal applications for such Permits have been timely submitted. As of the date hereof, all fees and charges due and payable with respect to such Permits have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Target Company Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules, except where the failure to be so registered will not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.19 Environmental Matters.

(a) The Target Company Group is currently, and for the past five (5) years has been, in compliance in all material respects with all Environmental Laws and has not received from any Person or Governmental Authority any: (i) Environmental Notice or Environmental Claim; (ii) written request for information pursuant to Environmental Law; or (iii) Governmental Order with respect to any remedial, cost recovery or contribution obligations under any Environmental Law, which, in the case of each of (i), (ii) or (iii) above, remains pending or unresolved, or is the source of ongoing obligations, liabilities, or requirements as of the Closing Date.

(b) The Target Company Group has obtained, and is in compliance with, all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Target Company Group and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Target Company Group through the Closing Date in accordance with Environmental Law.

(c) No real property currently or, to the Company’s Knowledge, formerly owned, operated or leased by the Target Company Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials by the Target Company Group in material contravention of, or which would reasonably be expected to result in any material liability to the Target Company Group under, any Environmental Law. The Target Company Group has not received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated or leased in connection with the business of the Target Company Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in a material Environmental Claim against, or a material violation of or material liability under any Environmental Law or term of any Environmental Permit by, the Target Company Group.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Target Company Group on any real property currently or formerly owned, operated or leased by the Target Company Group.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Target Company Group and any predecessors as to which the Target Company Group may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Target Company Group has not received any Governmental Order, Environmental Notice or Environmental Claim regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Target Company Group.

(g) The Target Company Group has not received any Governmental Order, Environmental Notice or Environmental Claim regarding potential liabilities with respect to off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Target Company Group.

(h) The Target Company Group has not retained or assumed by contract any material liabilities or material obligations of third parties under Environmental Law, Permits or Governmental Order.

(i) The Target Company Group has provided or otherwise made available to Parent any and all material environmental reports, studies, audits, records, sampling data, site assessments and risk assessments with respect to the business or assets of the Target Company Group or any currently or formerly owned, operated or leased real property which are in the possession or control of the Target Company Group related to compliance with or liability under any Environmental Laws, Environmental Claims or Environmental Notices, or the Release of Hazardous Materials.

(j) To the Company’s Knowledge, no real property currently or formerly owned, operated or leased by the Target Company Group has been used as a dump, disposal area, landfill, wastewater treatment lagoon, injection well, drywell, septic system or fill.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Target Company Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Target Company Group or any spouse or dependent of such individual, or under which the Company or any member of the Target Company Group has or may have any Liability, (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; (ix) copies of any voluntary correction, including self correction, under the IRS Employees Plan Compliance Resolution System or the Department of Labor, and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code, the Affordable Care Act, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan or result in any revocation of, or a change to, such determination letter or the unavailability of reliance on such opinion letter from the IRS, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP and all applicable Laws.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) neither the Company nor any of its ERISA Affiliates has contributed to a Multiemployer Plan or a multiple employer plan within the three years prior to the date hereof; (iv) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (v) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (vi) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Target Company Group has no commitment or obligation and has not made any written representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any member of the Target Company

Group has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan is currently or has within the three (3) years prior to the date hereof been the subject of an examination or audit (nor has notice been received of a potential examination or audit) by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any member of the Target Company Group relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any member of the Target Company Group has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been timely amended and administered in compliance, in all material respects, with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Target Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Target Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Target Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, and other than amounts accrued between payroll dates in the ordinary course of business, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Target Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Estimated Closing Statement) and there are no outstanding agreements, understandings or commitments of the Target Company Group with respect to any compensation, commissions or bonuses.

(b) The Target Company Group is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Target Company Group, and, to the Company’s Knowledge, no Union or group of employees is seeking or within the past five (5) years has sought to organize employees for the purpose of collective bargaining. Within the past five (5) years, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Target Company Group or any of its employees. The Target Company Group has no duty to bargain with any Union.

(c) The Target Company Group is, and within the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Target Company Group as independent contractors or consultants are treated as independent contractors in material compliance with all applicable Laws. All employees of the Target Company Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are classified in compliance in all material respects with such Laws. There are no Actions against the Target Company Group pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, intern or independent contractor of the Target Company Group, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) Within the past three (3) years, the Target Company Group has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not pay Tax or file Tax Returns that it is, or may be, subject to Tax or required to file Tax Returns by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; and

(ii) those years for which examinations by the taxing authorities have been completed.

(g) All deficiencies asserted, or assessments made, against the Company in writing as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.

(h) The Company is not a party to any Action by any taxing authority. There are no pending Actions or Actions threatened in writing by any taxing authority.

(i) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns of the Company for all Tax periods ending on or after December 31, 2012.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than indemnification or tax gross-up provisions of any credit agreement or other agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(l) No private letter rulings or similar agreement or rulings have been requested by the Company or entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than a group the common parent of which is, and has been, the Company. The Company has no Liability for Taxes of any Person (other than the Company or any other member of the Target Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) or as transferee or successor, by contract or otherwise (other than indemnification or tax gross-up provisions of any credit agreement or other agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(r) The representations and warranties set forth in this Section 3.22, together with certain representations and warranties set forth in Section 3.08 and Section 3.20 (to the extent relating to Taxes), shall constitute the Company’s only representations and warranties in respect of Taxes.

Section 3.23 Healthcare Regulatory and Related Matters.

(a) The Target Company Group are and have been, since January 1, 2012, in compliance in all material respects with (i) all Laws (including all rules, regulations and policies) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to the Target Company Group, or by which any property, product (if any), service or other asset of the Target Company Group is bound or affected.

(b) Since January 1, 2012, the Target Company Group has not received any written notification of any pending or, to the Company’s Knowledge, threatened, revocation of any State or Federal license or permit; suspension or exclusion from any federal health care program, imposition of civil money penalties, or other claim, suit, proceeding, hearing, enforcement, audit, investigation, or action initiated by any Healthcare Regulatory Authority.

(c) Since January 1, 2013, the Target Company Group has held and maintained in full force and effect all material Healthcare Regulatory Authorizations required for the conduct of its business, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the material rights of the holder of any such Healthcare Regulatory Authorization.

(d) No applications or notifications made or other materials submitted by the Target Company Group to any Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter.

(e) The Target Company Group does not manufacture, distribute, or use any medical device, drug or biologic that is required to be, but which has not been, approved, cleared or waived by the FDA.

(f) The Target Company Group has not received any material written information since January 1, 2012 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, manufacturing or provision of products offered or to be offered by the Company, if any, which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(g) The Company has made available to Parent all material reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Target Company Group, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2013.

(h) All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Target Company Group since January 1, 2010 have been so filed, maintained or furnished and, to the Company’s Knowledge, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i) All clinical testing conducted by or on behalf of the Target Company Group is being conducted in accordance with the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.

(j) (i) The Target Company Group has not received any Form FDA 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and (ii) there is no action or proceeding pending or, to the Company’s Knowledge, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling (if any) or promotion of, or otherwise alleging any violation of Law with respect to, a product if any, manufactured, distributed or marketed by or on behalf of the Target Company Group.

(k) The Target Company Group is not the subject of any pending or, to the Company’s Knowledge, threatened investigation regarding the Target Company Group, any Company services or any Company products, if any, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) (commonly known as the Application Integrity Policy) and any amendments thereto, or otherwise. Neither the Target Company Group, nor, to the Company’s Knowledge, any officer, employee, agent or distributor of the Target Company Group, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Target Company Group, nor, to the Company’s Knowledge, any officer, employee, agent or distributor of the Target Company Group, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Target Company Group is pending or, to the Company’s Knowledge, threatened, against the Target Company Group or, to the Company’s Knowledge, any of its directors, officers, employees or agents.

(l) The Target Company Group has not taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Consent of any Governmental Authority necessary to consummate the Merger or the other transactions contemplated by this Agreement.

Since January 1, 2012, neither the Target Company Group nor any of its laboratories has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does the Target Company Group have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

Section 3.24 Certain Business Practices.

(a) To the Company’s Knowledge, the Target Company Group has not and, no agent, employee or other person with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenditures relating to political activity and related in any way to the Company’s business;

(ii) made or offered any payment or transfer of anything of value to any foreign or domestic government official or employee, foreign or domestic political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business improperly or secure an improper advantage;

(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable statute or regulation that prohibits bribery or similar payments or transfers with corrupt intent;

(iv) established or maintained any unlawful fund of corporate monies or other properties; or,

(v) solicited, made, proposed to make, or receive any unlawful bribe, , influence payment, kickback, unlawful rebate, or other similar unlawful payment or unlawful inducement of any nature, including to healthcare providers or those employed by any governmental institutions.

(b) To the Company’s Knowledge, the Target Company Group has not unlawfully:

(i) offered, paid, solicited or received anything of value paid directly or indirectly, overtly or covertly, in cash or in kind (excluding fair market value payments for equipment, services or supplies) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(ii) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest.

(iv) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Target Company Group; or entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, laboratory, review board, regulatory body, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise general business for the Target Company Group.

Section 3.25 Books and Records. The minute books and stock record books of the Target Company Group since January 1, 2012, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.26 Related Party Transactions. Except (i) as set forth on Section 3.26 of the Disclosure Schedules, (ii) employment agreements with any employee, officer or consultant of the Company or any of its Subsidiaries, (iii) amounts payable in reimbursement of expenses each incurred in the ordinary course of business consistent with past practices and (iv) any Benefit Plan, no executive officer or director of the Target Company Group and no person owning five percent (5%) or of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any Subsidiary or any of its assets, rights or properties or has any interest in any property owned by the Company or any Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.27 Brokers. Except for Convergence Healthcare Advisors, LLC principals acting in their capacity as licensed securities agents of M&A Securities Group, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.28 No Additional Representations. Except for the representations and warranties contained in this Article III, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Company and any of its Subsidiaries, their respective businesses and affairs or the transactions contemplated by this Agreement. It is understood that any cost estimates, projections or other predictions are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby, except as otherwise expressly set forth in this section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles or certificate of incorporation, by-laws or regulations or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. Except for J. Jeffrey Brausch & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05 Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to any such Action.

Section 4.07 Inspection. Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Parent and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in Article III and their own examination and investigation of the Company and that they are not relying on any other statements or documents.

Section 4.08 No Other Representations. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Representatives or stockholders, has made, and none of them is making, any representation or warranty whatsoever, express or implied, with respect to Parent, Merger Sub or their Affiliates or the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of Parent and Merger Sub expressly set forth in this Article IV.

ARTICLE V

COVENANTS

Section 5.01 Stockholders Consent.

(a) The Company shall use its reasonable best efforts to obtain the Requisite Company Vote pursuant to written consents of the Stockholders (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) Promptly following, but in no event than three (3) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of DGCL and all such other information as required by Law or as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.01(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.02 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries set forth on Section 5.02 of the Disclosure Schedules five (5) Business Days prior to the Closing.

Section 5.03 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.03 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.03 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.03 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.03 applies shall be third-party beneficiaries of this Section 5.03, each of whom may enforce the provisions of this Section 5.03).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.03. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.03 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.04 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement or any of their respective Representatives shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement, provided, that this Section 5.04 shall not prohibit any party hereto or any Company Equityholders who are an investment fund from disclosing to any current or potential investor in such Person’s fund(s) the fact, amount and year of such Person’s individual investment in the Company, the Merger and the date on which the Merger occurred and such Person’s individual return on investment, individual rate of return or similar individual metric on such investment, in each case, in the ordinary course of such Person’s business.

Section 5.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.06 R&W Insurance Policy. Prior to the Closing, Parent shall have obtained the R&W Insurance Policy from an insurer with terms mutually agreeable to Parent and the Stockholder Representative, with the R&W Insurance Premium being split equally by Parent and the Company (the Company’s share of such R&W Insurance Premium being deemed a Transaction Expense).

ARTICLE VI

TAX MATTERS

Section 6.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Indemnifying Holders and 50% by Parent when due. The party required by law to file any Tax Return or other document with respect to such Taxes or fees shall timely file such document (and the other party shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Indemnifying Holders shall, severally (in accordance with their Pro Rata Shares and not jointly), indemnify and defend the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Target Company Group for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Target Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed by any Governmental Authority on the Target Company Group arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each case, without duplication, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Notwithstanding anything in this Agreement to the contrary, the Indemnifying Holders shall not be liable for Taxes of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates for or attributable to taxable periods (or portions thereof) beginning after the Closing Date (other than pursuant to a breach of Section 3.08(y), 3.22(g), 3.22(h), 3.22(i), 3.22(k), 3.22(l), 3.22(m), 3.22(n), 3.22(n), 3.22(o), 3.22(p), or 3.22(q)), including as a result of actions taken on the Closing Date and after the Closing that are outside of the ordinary course of business, or the continuation of conduct with respect to Taxes after the Closing Date or regarding the amount, value or condition of, or any limitations on the use of, any net operating loss, carryforward, basis in assets, or other Tax attributes after the Closing Date. Further, the Indemnifying Holders shall have no liability to indemnify any Parent Indemnitee, pursuant to this Section 6.03 or Article VIII, for any liability related to Unclaimed Property Laws or Unfiled State Tax Returns. Notwithstanding anything to the contrary herein, no indemnification shall be payable pursuant to this Section 6.03 in respect of any Losses to the extent any liability in respect of such Losses has been reflected as a Current Liability in the computation of the Closing Working Capital or the calculation of Closing Indebtedness, including with respect to Unclaimed Property Laws and Unfiled State Tax Returns.

Section 6.04 Tax Returns

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date. Any such Tax Return with respect to a Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law and provided that Parent shall not, in any event, cause the Company to elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of the Company filed in respect of a Pre-Closing Tax Period) and, if it is an income or other material Tax Return, shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least forty five (45) days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within fifteen (15) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

(c) Parent shall cause the Tax year of the Company to close as of the end of the Closing Date for U.S. federal income tax purposes by including the Company on Parent’s consolidated Tax Return after the Closing Date, and Parent shall not take any action, or permit any action to be taken, that would prevent the tax year of the Company from ending for state, local and foreign income tax purposes at the end of the day on the Closing Date. Parent shall deduct all Transaction Deductions (as defined below) on the Company’s Tax Return ending on the Closing Date, except as otherwise required by applicable Law, including, at the election of the Stockholder Representative, being computed consistent with the safe harbor for treating success-based fees pursuant to Revenue Procedure 2011-29. Tax Returns shall be prepared for a Pre-Closing Tax Period ending on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not using the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Contests. Parent agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent that the Stockholders, Warrant Holders or Optionholders are materially prejudiced thereby. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative.

Section 6.07 Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall timely provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Indemnification Escrow Fund, from the Indemnifying Holders, severally (in accordance with their Pro Rata Shares and not jointly).

Section 6.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

Section 6.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern to the exclusion of the provisions of Article VIII.

Section 6.13 Refunds and Post Closing Tax Benefits.

(a) The Indemnifying Holders will be entitled to all cash refunds (or credits taken in lieu thereof) of Tax of the Company or any of its Subsidiaries for Pre-Closing Tax Periods (including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date as determined under Section 6.05), but only to the extent that the relevant Tax refund (or credit) (x) was not included as a Current Asset or as a reduction or offset to Current Liabilities in the calculation of the Closing Working Capital, as finally determined and (y) does not arise out of any losses, credits or other Tax attributes that arose after the Closing Date (including, for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date as determined under Section 6.05). If Parent, the Surviving Corporation or any of their Affiliates receives any refund (or credit taken in lieu thereof) of Tax to which the Company Equityholders are entitled pursuant to this Section 6.13(a), Parent or the Surviving Corporation will promptly pay (or cause their respective Affiliates to pay) the amount of such refund (including interest actually received from a Governmental Authority in connection therewith, but net of applicable Taxes and other reasonable costs and expenses) to the Stockholder Representative for distribution to the Indemnifying Holders. If any such refund (or credit) is paid over to the Stockholder Representative pursuant to this Section 6.13(a) and all or any portion of such refund (or credit) is subsequently disallowed required to be repaid to any Governmental Authority, then the Stockholder Representative shall promptly cause the Indemnifying Holders to repay such amount (plus any interest, penalties and additions to Tax imposed by a Governmental Authority) to Parent or the Surviving Corporation, as applicable. Upon a request from the Stockholder Representative, Parent shall cause the Surviving Corporation or its applicable Affiliate to use its commercially reasonable efforts to obtain any refund (or credit for overpayment) that the Indemnifying Holders are entitled to pursuant to this Section 6.13(a) unless such efforts would have the effect of increasing a Tax liability of the Company or the Parent that is not indemnified by the Indemnifying Holders under this Agreement. For the avoidance of doubt, any Tax Returns filed pursuant to this Section 6.13(a) shall be subject to the review and dispute resolution procedures set forth in Section 6.04(b).

(b) Any tax benefit not taken into account as a Current Asset or paid pursuant to Section 6.13(a) (“Actual Tax Savings”) directly arising from deductions claimed by the Company for Transaction Expenses (excluding Company’s share of the R&W Insurance Premium to the extent included as a Transaction Expense), the Sale Participation Plan and the payment of related Taxes, the retirement of any Company debt in connection with the transactions contemplated by this Agreement, and any brokerage fees, legal fees, “success-based” fees (which shall be deducted to the extent permitted by the safe harbor in Rev. Proc. 2011-29) incurred in connection with this Agreement, as and to the extent actually reported on the final Company tax return for the period ending on the date of Closing Date, including any amendments thereto (collectively, “Transaction Deductions”), if and when realized by the Surviving Corporation, shall be paid by the Surviving Corporation to the Stockholder Representative for distribution by the Stockholder Representative, which payment shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes unless otherwise required by Law. For purposes of the foregoing, Actual Tax Savings shall be computed as the excess of (A) the Taxes that would have been incurred in a taxable period (or portion thereof) beginning after the Closing Date by Parent, the Surviving Corporation (or any successors) and their respective Subsidiaries and Affiliates if there were no Transaction Deductions for any period, over (B) the actual Taxes incurred in a taxable period (or portion thereof) beginning after the Closing Date by Parent, the Surviving Corporation (or any successors) and their respective Subsidiaries and Affiliates. Parent will claim or cause to be claimed any Transaction Deductions or net operating loss carryforwards with respect thereto that would result in Actual Tax Savings in the earliest tax year permitted by applicable Law.

(c) For each taxable period ending after the Closing Date and on or prior to December 31, 2018, Parent will certify to the Stockholder Representative, within thirty (30) days of filing any income Tax Return (other than estimated Tax Returns) for such period, the amount of the Actual Tax Savings, if any. In connection with such certification, Parent shall provide the Stockholder Representative with such supporting documentation and other information with respect to the Transaction Deductions and Actual Tax Savings calculation as the Stockholder Representative shall reasonably request. Any disputes regarding the calculation of the Actual Tax Savings for any Tax period shall be resolved by the Independent Accountant (and the costs, fees and expenses of the Independent Accountant in connection therewith shall be borne equally by Parent and the Stockholder Representative).

Section 6.14 Post-Closing Tax Actions. Unless required by applicable Law, Parent and the Company shall not amend any Tax Return of the Company with respect to a Pre-Closing Tax Period, take any action after the Closing on the Closing Date outside the ordinary course of business, initiate discussions or examinations with Governmental Authorities regarding Taxes with respect to Pre-Closing Tax Periods, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, make or change any Tax elections (including pursuant to Section 338 or 336(e) of the Code), change any accounting method or adopt any convention that shifts taxable income from a Tax period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Tax period beginning (or deemed to begin) after the Closing Date, or otherwise take any actions outside the ordinary course of business with respect to Pre-Closing Tax Periods, in each case, without the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld) to the extent any such action, initiation of discussions or examinations, voluntary disclosure, change in accounting method or adoption of any convention would adversely affect the Indemnifying Holders. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.14, Parent may, at its sole discretion, initiate discussions with Governmental Authorities or make any voluntary disclosures with respect to Taxes in connection with Unfiled State Tax Returns and Unclaimed Property Laws.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(b) No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(e) Holders of no more than ten percent (10%) of the outstanding shares of Company Stock, on an as-converted basis, as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock.

(f) Parent shall have obtained the R&W Insurance Policy from an insurer and with terms mutually agreeable to Parent and the Stockholder Representative, with the R&W Insurance Premium being split equally by Parent and the Company (the Company’s share of such R&W Insurance Premium being deemed a Transaction Expense).

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(b) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(c) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 (Taxation), which are subject to the provisions of Article VI) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization), Section 3.27 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.04 (Brokers) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI, which are subject to the provisions of Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity, including a reasonable estimate of the amount of Losses associated therewith (to the extent such Losses are known and reasonably estimable at such time) and in writing by notice from the Indemnified Party to the Indemnifying

Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Indemnifying Holders. Subject to the other terms and conditions of this Article VIII, the Indemnifying Holders, severally (in accordance with their Pro Rata Shares and not jointly), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any claim made by any Company Equityholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; or

(e) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.

Section 8.03 Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Indemnifying Holders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to Section 8.01 and to the following limitations:

(a) The Indemnifying Holders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Basket”), in which event the Indemnifying Holders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Indemnifying Holders shall be liable pursuant to Section 8.02(a) shall not exceed the amount then remaining in the Indemnification Escrow Fund at the time of such claim (the “Cap”). The maximum aggregate liability of an Indemnifying Holders for indemnification under this Article VIII shall not exceed the amount of proceeds actually received by such Indemnifying Holder.

(b) Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed Six Hundred Twenty-Five Thousand Dollars ($625,000).

(c) Notwithstanding the foregoing, the Basket shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization) , Section 3.27 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.04 (Brokers). For the avoidance of doubt, the Basket shall not apply to any Tax related Losses to which the indemnity in Article VI hereof applies.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) If a Parent Indemnitee is owed any amount in respect of Losses hereunder and has actually realized any Loss Tax Benefit arising from the incurrence or payment of such Losses, then such Losses shall be calculated net of such Loss Tax Benefit. For purposes hereof, “Loss Tax Benefit” shall mean the Tax savings or benefits actually realized (through a reduction of Taxes actually payable) by such Parent Indemnitee (or any Affiliate) in the year of the Loss or the two immediately succeeding taxable years.

(f) Parent Indemnitee acknowledges and agrees that, for the purposes hereof, Losses shall be calculated based on the amount of Loss that remains after deducting therefrom any insurance proceeds (other than any proceeds received pursuant to the R&W Insurance Policy) actually received (currently or in the future) or any indemnity, contribution or similar payment received or to be received by an Parent Indemnitee with respect thereto.

(g) If a Parent Indemnitee is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Parent Indemnitee shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events; it being understood that this Section 8.04(g) is solely to preclude a duplicate recovery by a Parent Indemnitee and shall not limit the Indemnified Party’s right to elect (which election shall be at such Indemnified Party’s sole discretion) from which of such clauses or subclauses to seek indemnification.

(h) Notwithstanding anything to the contrary herein, no indemnification shall be payable pursuant to this Article VIII in respect of any Losses to the extent any liability in respect of such Losses has been reflected as a Current Liability in the computation of the Closing Working Capital.

(i) In no event shall any Party be responsible or liable for any Losses that are consequential, special, indirect or punitive, diminution in value, lost profits, damages based on multiples or otherwise not actual damages, except to the extent actually awarded to a Governmental Authority or other third party pursuant to a Third Party Claim. Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

(j) Notwithstanding anything to the contrary herein, no indemnification shall be payable pursuant to this Article VIII or Section 6.03 in respect of any Losses with respect to Unclaimed Property Laws or Unfiled State Tax Returns.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, if Parent (or any other Parent Indemnitee) comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Indemnifying Holders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or otherwise materially prejudices the defense of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is an Indemnifying Holder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) relates to or arises in connection with any criminal proceedings, action, indictment, allegation or investigations or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim without the written consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or otherwise materially prejudices the defense of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representative to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Surviving Corporation’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds from the Indemnification Escrow Fund.

(b) Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied solely from the Indemnification Escrow Fund.

(c) Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Indemnifying Holders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

(d) All parties hereto agree that for all income Tax purposes: (i) any right of the Indemnifying Holders to the Indemnification Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) Parent shall be treated as the owner of the Indemnification Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Indemnification Escrow Fund, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8; (iii) if and to the extent that any amount of the Indemnification Escrow Fund is actually distributed for the account of the Indemnifying Holders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (iv) in the event that the total amount of any interest and earnings earned on the Indemnification Escrow Fund exceeds the imputed interest determined under clause (iii), the parties hereto agree that such excess amount shall be treated as additional contingent interest or other income and not as purchase price. Clause (iv) of the preceding sentence is intended to ensure that any right of Indemnifying Holders to the Indemnification Escrow Fund and any interest and earnings thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All parties hereto shall file all Tax returns consistently with the foregoing.

(e) Subject to the terms of this Agreement (and except in the case of Actual Fraud), the Parent Indemnitees hereby acknowledges and agrees that its sole source of indemnification for Losses based upon, arising out of or otherwise in respect of the matters set forth in this Article VIII and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise) after the Indemnification Escrow Fund shall have been exhausted or distributed pursuant to the terms of this Agreement and the Escrow Agreement, shall be satisfied solely from the R&W Insurance Policy, and it shall not (and shall cause its Affiliates not to) directly or indirectly pursue any right, claim or action for indemnification, contribution or recovery against the Indemnifying Holders or any of their respective Affiliates for the recovery of Losses or otherwise under this Article VIII (it being acknowledged that indemnification for Tax related Losses shall be governed exclusively by Article VI hereof).

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Except as provided in and subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Actual Fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 or this Article VIII shall limit any Person’s right seek any remedy on account of any party’s Actual Fraud or criminal activity.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Stockholder Representative

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal or an Warrant Termination Agreement, each Indemnifying Holder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Ancillary Documents, including the Escrow Agreement, and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement or the Ancillary Documents, including the Escrow Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.18 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts or otherwise handle any other matters described in Section 2.18;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement or the Ancillary Documents (including the Escrow Agreement) (including Article VIII) and shall be entitled to rely conclusively (without further evidence or inquiry of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnifying Holder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Indemnifying Holder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Indemnifying Holders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Indemnifying Holders and shall be final, binding and conclusive upon each such Person. No Indemnifying Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders or Optionholders, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Indemnifying Holders according to each Indemnifying Holder’s aggregate Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior the Stockholder Representative as described in Section 9.01(a) above.

(c) The Stockholder Representative shall not be liable to the Indemnifying Holders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Indemnifying Holders shall severally (in accordance with their Pro Rata Share and not jointly), indemnify, defend and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement and the Ancillary Documents (including the Escrow Agreement) (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Indemnifying Holders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholder Representative under (i), from the Indemnifying Holders, severally and not jointly (in accordance with their Pro Rata Share). As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Ancillary Documents (including the Escrow Agreement) have been discharged or such other date as the Stockholder Representative deems appropriate, the Stockholder Representative shall pay any amounts remaining in the Stockholder Representative Fund to as set forth in the Escrow Agreement. For U.S. federal income tax purposes, the Stockholder Representative Fund shall be deemed paid to the Indemnifying Holders on the Closing Date; provided, however, that any withholding in respect of such payments to a Indemnifying Holder shall be satisfied from other sources owing to such Indemnifying Holder on the Closing Date.

Section 9.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company:	Magellan Biosciences, Inc. 101 Billerica Avenue, Building 4 North Billerica, MA 01862 Facsimile: 978 856-2335 E-mail: phg@ampersandcapital.com Attention: Peter H. Glick, Executive Chairman

with a required copy (which shall not constitute notice) on or prior to June 24, 2016 to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Facsimile: 617.523.1231 E-mail: jbarrett@goodwinprocter.com Attention: James T. Barrett

with a required copy (which shall not constitute notice) after June 24, 2016 to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Facsimile: 617.523.1231 E-mail: jbarrett@goodwinprocter.com Attention: James T. Barrett

If to Parent or Merger Sub:	Meridian Bioscience, Inc. 3471 River Hills Drive Cincinnati, OH 45244 Facsimile: 513-271.3762 E-mail:jackkraeutler@meridianbioscience.com Attention: John A. Kraeutler, Chief Executive Officer

with a required copy (which shall not constitute notice) to:	Keating Muething & Klekamp PLL Suite 1400 One East Fourth Street Cincinnati, OH 45202 Facsimile: 513.579.6457 E-mail: jjansing@kmklaw.com Attention: James M. Jansing, Partner

If to Stockholder Representative:	Dana L. Niles Ampersand Capital Partners Chief Financial Offer 55 William Street, Suite 240 Wellesley, MA 02481-4003 Telephone: 781-239-0700 Facsimile: 781-239-0824 E-mail: DLN@ampersandcapital.com

with a required copy (which shall not constitute notice) on or prior to June 24, 2016 to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Facsimile: 617.523.1231 E-mail: jbarrett@goodwinprocter.com Attention: James T. Barrett

with a required copy (which shall not constitute notice) after June 24, 2016 to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Facsimile: 617.523.1231 E-mail: jbarrett@goodwinprocter.com Attention: James T. Barrett

with a required copy (which shall not constitute notice) to:	J. David Jacobs Ampersand Capital Partners General Counsel 55 William Street, Suite 240 Wellesley, MA 02481-4003 Telephone: 781-239-0700 Facsimile: 781-239-0824 E-mail: JDJ@ampersandcapital.com

Section 9.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-party Beneficiaries. Except as provided in Section 5.03, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals including the approval of the Stockholder Representative. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED AND MAINTAINED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE, AND EACH PARTY

IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCESSING ARISING OUT OF OR BASED ON OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

Section 9.12 Specific Performance. Notwithstanding Section 8.09, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and mandating injunctive relief and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company, the Company’s Subsidiaries, the Stockholder Representative and the Company Equityholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Parent hereby consents and agrees to, and agrees to cause Surviving Corporation and its Subsidiaries to consent and agree to, Goodwin representing the Stockholder Representative after the Closing, including with respect to disputes in which the interests of the Stockholder Representative may be directly adverse to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and even though Goodwin may have represented the Company and its Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company and its Subsidiaries. Parent further consents and agrees to, and agrees to cause the Surviving Corporation and its Subsidiaries to consent and agree to, the communication by Goodwin to the Stockholder Representative in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company and its Subsidiaries prior to the Closing.

(c) In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and its Subsidiaries and (ii) Goodwin’s representation of the Stockholder Representative prior to and after the Closing.

(d) Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation and its Subsidiaries, that all communications in any form or format whatsoever between or among Goodwin, and/or any other legal counsel to the Company and its Subsidiaries (including, in-house legal counsel) (each a “Counsel”), on the one hand, and the Company and its Subsidiaries and the Stockholder Representative, or any of their respective directors, officers, employees or other representatives, on the other hand, solely to the extent the same directly relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Stockholder Representative, shall be controlled by the Stockholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Corporation or any of its Subsidiaries.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its Subsidiaries, on the one hand, and a third party other than the Stockholder Representative, on the other hand, Parent, the Surviving Corporation or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Parent, the Surviving Corporation or any of its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative. In the event that Parent, the Surviving Corporation or its Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Parent shall promptly (and, in any event, within two (2) Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section 9.14(e)) so that the Stockholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith.

(f) Except as expressly set forth herein, to the extent that files or other materials maintained by applicable Counsel constitute property of its clients, only the Stockholder Representative shall hold such property rights and applicable Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between applicable Counsel, on the one hand, and Parent, the Company or its Subsidiaries, on the other hand.

(g) Parent agrees that it will not, and that it will cause the Surviving Corporation and its Subsidiaries not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information without first obtaining the Stockholder Representative’s waiver of the attorney-client or other privilege, (ii) assert that Parent, the Company or any Subsidiary thereof has the right to waive the attorney-client or other privilege or (iii) seek to obtain the Privileged Communications from applicable Counsel without first obtaining the Stockholder Representative’s waiver of the attorney-client or other privilege.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

By	/s/ John A. Kraeutler

Name:	John A. Kraeutler
Title:	Chief Executive Officer

MARINER MERGER SUB, INC.

By	/s/ John A. Kraeutler

Name:	John A. Kraeutler
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAGELLAN BIOSCIENCES, INC.

By	/s/ Peter H. Glick
Name:	Peter H. Glick
Title:	Executive Chairman and President

AMPERSAND 2006 LIMITED PARTNERS, solely in its capacity as Stockholder Representative for the purposes of Section 2.16, Section 2.18, Section 6.04, Section 6.06, Section 6.07, Section 6.13, Section 6.14, Section 8.05 and Section 9.01

By:	AMP-06 Management Company
Limited Partners, its General Partner

By:	AMP-06 MC LLC, its General Partner

By	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Principal Managing Member